Registration No. 333-209923

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-3 REGISTRATION STATEMENT NO. 333-209923

UNDER

THE SECURITIES ACT OF 1933

BROADCOM LIMITED

(Exact name of registrant as specified in its charter)

Singapore	98-1254807
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

1 Yishun Avenue 7,

Singapore 768923

(65) 6755-7888

(Address of principal executive offices including zip code)

Corporation Service Company

1090 Vermont Avenue NW

Washington, D.C. 20005

Tel: (800) 222-2122

(Name and address, including zip code, and telephone number,

including area code, of agent for service)

Copy To:

Anthony J. Richmond Latham & Watkins LLP 140 Scott Drive Menlo Park, California 94025 Telephone: (650) 328-4600 Facsimile: (650) 463-2600	Mark Brazeal Rebecca Boyden c/o Broadcom Limited 1320 Ridder Park Drive San Jose, California 95131 (408) 433-8000

Approximate date of commencement of proposed sale to the public: Not applicable.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act. Check one:

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (do not check if a smaller reporting company)	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected to use the extended transition period for complying with the new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment relates to the Registration Statement of Broadcom Limited, a Singapore public company limited by shares (the “Registrant” or “Broadcom-Singapore”), on Form S-3 (File No. 333-209923) filed with the Securities and Exchange Commission on March 4, 2016 (the “Registration Statement”).

On April 4, 2018, in accordance with the Implementation Agreement, dated as of February 28, 2018, between Broadcom-Singapore and Broadcom Inc., a Delaware corporation (“Broadcom-Delaware”), the Registrant was acquired by Broadcom-Delaware pursuant to the terms of a scheme of arrangement under Singapore law consummated in accordance with Section 210 of the Companies Act (Chapter 50 of Singapore) (the “Transaction”).

As a result of the Transaction, the Registrant has terminated any offerings of securities pursuant to the Registration Statement. In accordance with the undertakings made by the Registrant in the Registration Statement to remove from registration by means of a post-effective amendment any of the securities that had been registered which remain unsold at the termination of the offering, the Registrant hereby removes from registration any securities of the Registrant registered but unsold under the Registration Statement as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment to the Registration Statement on Form S-3 be signed on its behalf by the undersigned, thereunto duly authorized in the City of San Jose, State of California, on this 4th day of April, 2018.

BROADCOM LIMITED

By:	/s/ Thomas H. Krause, Jr.
Thomas H. Krause, Jr. Vice President and Chief Financial Officer